Exhibit 99.1

For Immediate Release

February 5, 2010

Matt Ferguson Joins Echo Global Logistics’ Board of Directors

Chicago, Illinois — February 5, 2010 — Echo Global Logistics, Inc., a leading provider of technology enabled transportation and supply chain management services, today announced that Matt Ferguson, president and chief executive officer of CareerBuilder.com, was elected to the Company’s Board of Directors.

Under Mr. Ferguson’s leadership, CareerBuilder.com has risen to the number one position in online recruitment with the company outpacing the industry in traffic, job postings and revenue growth. Mr. Ferguson is regarded as an employment expert who regularly appears on national television and radio to discuss the state of the job market, hiring practices and workplace issues.

“Echo’s rapid growth and success is a testament to their evolved technology solutions and commitment to customer satisfaction,” said Matt Ferguson, chief executive officer of Careerbuilder.com. “I look forward to working with Doug Waggoner and to my involvement with the Board and the Company.”

Prior to joining CareerBuilder.com, Mr. Ferguson held senior leadership positions at Headhunter.net, serving as the senior vice president of business development, and at DigitalWork.com, where he helped develop strategic partnerships for the company. In addition, he started two entrepreneurial ventures and was an attorney at Baker & McKenzie. Mr. Ferguson earned his M.B.A. from the University of Chicago and his J.D. from the Northwestern University School of Law.

“We are very pleased to have Mr. Ferguson join our Board and look forward to benefiting from his insights and experience,” said Douglas Waggoner, chief executive officer of Echo. “He is a strong CEO who will bring a wealth of knowledge and a new dimension to our board discussions.”

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 22,000 transportation providers to serve its clients’ shipping and freight management needs. Echo procures transportation and provides logistics services for more than 11,600 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

SOURCE: Echo Global Logistics, Inc.

CONTACT:  Echo Global Logistics, Inc.

Heather Mills

312-276-3222

hmills@echo.com